Exhibit 99.1

“Yabba Dabba Doo!"
- Fred Flintstone, 250,000 B.C.

When I began my career at Hanna Barbera as a writer, one of the first series I worked on was The Flintstones. It had been created many years earlier by my boss and mentor, Joe Barbera, as the first prime time network animated series, and it was instantly a smash hit. It was not only a hit, but became a huge profit center of Hanna Barbera, for very basic and easily understood reasons. The characters were relatable, and the stories were engaging. The voices were fun, and the ‘sitcom caveman’ concept was totally original. Those timeless elements made The Flintstones an enduring piece of global entertainment.  Though the Flintstones took two years to develop and produce, and another year for the derivative products to begin to come to market, from that moment on, the cartoons and consumer products have been continuously under license and earning money.

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Today, a generation later, as the Genius Brands cartoon characters are poised to enter the marketplace, the three pictures below illustrate the power of this simple, timeless model.

1. We create timeless kids entertainment brands.

2. We license consumer products based on the characters and the brands.

Not only are The Flintstones animated episodes enduring, but also are the consumer products that are licensed from them.

It is the exact same model that Disney has so successfully employed with Lion King, and Frozen, and Toy Story. It is the same model that Marvel has employed with The Avengers and with Spider-Man and X-Men. It’s the same model that Lucas Films has employed with Star Wars. It’s the same model that Sesame Workshop has done with Muppet characters, and the same model which American Greetings did with Strawberry Shortcake and Care Bears. It’s a time tested, proven model. Billion dollar kids brands begin with entertainment, and then continue to the retail shelf. Strong children’s entertainment assets have been proven to be timeless streams of income generation.

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THIS IS THE BUSINESS OF GENIUS BRANDS.

…and it is impervious to technological innovation because while technology and distribution platforms evolve, animated content remains timeless. ‘Tom and Jerry’ began in 1939 in movie theaters. It was subsequently seen on TV sets. Now, 75 years later, it is seen on cable, satellite, home video, online, digital, X Box, Playstation, Netflix, Amazon, Hulu, YouTube, Apple watches, smart phones, tablets and who knows how it will be shown in the future.

Genius Brands currently has 48 licensees in place across all its brands*, and over 1,000 product SKUs being manufactured and coming to market, beginning rollout this September.

*Baby Genius, Secret Millionaires Club, Thomas Edison's Secret Lab, Llama Llama, Stan Lee's Mighty 7, Space Chyx (working title), From Frank, Celessence, and Psycho Bunny.

******

"I love See's Candy, because its appeal is timeless and
impervious to technology."
- Warren Buffett

The teams that are working on our shows today have been nurtured in the cauldron of the Walt Disney Company, of Warner Brothers animation, Hanna Barbera Studios, Hasbro Toys, and McDonalds. They are amongst the most accomplished creators, producers, licensing, distribution, and media executives in the industry. Our board includes executives who have run kids and family networks. Those at Genius Brands today, have been material creators and contributors to the most successful and profitable kids brands of our time, including among them Smurfs, SpongeBob SquarePants, Spider-Man, Iron Man, The Avengers, The Lion King, Super Mario Brothers, Sonic The Hedgehog, Strawberry Shortcake, Care Bears, Alvin and the Chipmunks, Hello Kitty, My Little Pony, Furby, Transformers, G.I. JOE, Monopoly, Aladdin, Winnie The Pooh, Toy Story, and Pink Panther.

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The track record and talent of those who have crafted the Genius Brands properties gives us cause for great optimism on how the upcoming Genius Brands properties will now perform.

Today, after almost two years of hard work, Genius Brands is bringing forth to the marketplace a wide and diversified slate of kids brands.  In September, the first three will roll out on TV and VIEWING PLATFORMS, and the KID GENIUS CARTOON CHANNEL will debut live on Comcast’s XFinity On Demand platform.

In my last CEO Newsletter in May, I spoke of the ongoing improving metrics of our company:

•	"Receivables are up approximately $150,000 or 70% from December 31, 2014, the highest amount in any quarter since our 2013 merger.
•	Production assets are up by approximately $180,000 or 59% compared to December 31, 2014.
•	Revenues are up by approximately $120,000 or 68% from the first quarter of 2014.
•	Other Income is up $90,000 – 267% from the first quarter of 2014.
•	Gross Profit is up by approximately $250,000 or 619% compared to the first quarter of 2014 reflecting the lower costs related to direct product sales against a larger and more diverse revenue base.”

Since then we have moved all our brands and businesses forward as we get closer to September when:

•	our shows go on air
•	our products go on shelf and
•	our channel with Comcast launches.

We are now moving from being a ‘story stock’ to a company with its products now being manufactured, coming to the marketplace, and delivering revenues as every item sold generates royalty income and creates shareholder value for Genius Brands. Material revenue will start flowing in Q4 2015, and we expect to achieve positive EBITDA in 2016.

Let's elaborate a little as we look back a year ago:

ONE YEAR AGO

“Warren Buffett’s Secret Millionaires Club” was still in production. Consumer product campaign was being planned, licensees and retailers were being pitched.

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TODAY
“Warren Buffett’s Secret Millionaires Club” series is complete. 26 half hours and 26 (3 minute) webisodes are in the catalogue. The series will be playing in September on the Comcast Kid Genius Channel, and discussions are underway concurrently for them to be broadcast on public television. Downtown Books has been signed as an anchor licensee. Barnes & Noble will be an anchor retail launch partner. Kids will be able to read and learn how to start their first business and provided with an actual card reader from Square to use in that business. Working closely with Junior Achievement, National PTA, 4H Clubs, and Girls Inc, we have a nationwide promotion in over 100,000 schools where 2nd-6th graders compete in a ‘Grow Your Own Business’ challenge. The winners are brought to Omaha to present their businesses personally to Mr. Buffett. From each and every Secret Millionaires Club product sold, the company earns royalties.

Here is a sneak peek at one of my favorite episodes. Bill Gates is a guest star and played a key role in the story being told about kids bringing electricity to a small village in Africa:

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ONE YEAR AGO

“Thomas Edison's Secret Lab” was a series in production. Broadcaster commitments were being sought and finalized. Licensees were being pitched for consumer products.

TODAY
“Thomas Edison's Secret Lab” series is being delivered for broadcast, beginning September. Fifty-two (11 minute) episodes are written, recorded, and animated. Also being delivered, 52 (90 second) music videos which underscore the science lesson of every episode and build equity in the brand. Broadcast commitments are finalized with American Public Television (APT) on public television stations across the US. Also beginning September, our digital distributor will be distributing the series across its platform, and again also beginning in September, Thomas Edison’s Secret Lab will appear on the upcoming Kid Genius Channel. Internationally, Thomas Edison’s Secret Lab has been sold to over 60 territories and we expect that number to continue to grow, as we roll out deliveries in fourth quarter 2015. Licensing agents have been engaged in each of those territories to manage Thomas Edison's Secret Lab merchandise programs. Wicked Cool Toys, one of the most exciting and successful toy companies today, has signed on as the master toy licensee, and is manufacturing a wide assortment of innovative and original Edison-branded science toys, compounds, as well as a host of Thomas Edison's Secret Lab products. We have a suite of licensees already, and are amidst negotiations currently with a major tour operator and a major theme park operator to feature the characters. Again, Genius Brands will enjoy royalty income from each licensee selling Thomas Edison's Secret Lab products.

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Take a sneak peek at the first episode and the style guide which we provide to our licensees from which to manufacture our products.

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ONE YEAR AGO

Baby Genius was being redesigned and reformulated for a broad re-introduction of the brand, with content and consumer product licensees.

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TODAY

•	New Baby Genius characters have been redesigned by prominent kids artist Todd Goldman.
•	New Baby Genius video has been produced.
•	PBS Home Entertainment will be distributing the new Baby Genius content.
•	We are pleased to announce that we have extended our relationship with Netflix with our Baby Genius content, not only having re-licensed it for exploitation in North America but to Australia, New Zealand, and the U.K. as well. Netflix has become an extremely important player in the kids space, and we will have other exciting news to share about this and our relationship with them in the coming months.
•	We will debut our comprehensive line of Baby Genius consumer products starting this Fall at Amazon.com. The launch will include over 48 items and cover numerous key categories from DVDs, Early Learning Activity Toys, Musical Instruments, Plush Toys, Wood Board Puzzles, Soft Books, and Feeding Sets. All of these items were developed in collaboration with Stanford University's Don Roberts. We are excited for our launch in 5 weeks. We have a terrific retail partner in Amazon and amazing licensees. We will share more about the specifics of the launch once it has happened, but be on the lookout for it this Fall as it generates royalties for the company immediately.

We are excited that the new Baby Genius product line and content, will be launched exclusively through Amazon. Consumers are getting accustomed to the convenience of buying things online, and new services such as same-day delivery and automated ordering will only reinforce that habit. When markets closed on Friday, Amazon had a market cap of $246.54 billion versus Wal-Mart's $230.53 billion cap, and officially became the most valuable retailer in the world. Investors recognize the importance of online commerce for any modern-day retailer, and we believe positioning the new Baby Genius product line and content with them will prove to bring continuing shareholder value.

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We are confident that the products, when introduced with the content, will resonate with the consumer and drive important sales and profits. But to understand why, I need to share with you a little about the trade show we recently returned from in June:

This is the primary, annual gathering in our industry, attended by more than 15,000 retailers, manufacturers and licensees across all consumer products categories, with representation from all parts of the world.

Our Sales team, and Amy and myself had more than 60 meetings over the course of the three-day conference. We met with potential partners in all areas of our business, from all areas of the world, including toy companies, electronics, apps, apparel, accessories, publishing, footwear, outerwear, loungewear, home decor, food & beverage, health & beauty, and more. Critically important, we also met with key retail partners who sell our licensed products, such as Target.

This is a show where business is transacted and licensing deals are done. Our business model relies on these licensing partners who not only create and manufacture GNUS-branded products in their respective categories, but importantly get placement at retail, manage inventory and all associated shipping costs.

Though our team are all veterans of this important event, GNUS as an Exhibitor was new, and our children’s brands received an overwhelmingly positive response. I want to share some specific highlights vis a vis our Baby Genius brand as an example:

The preschool segment at retail is crowded and highly competitive. But, the product is largely commoditized – filled with a range of products that are differentiated primarily only by the character that has been applied to them. We recognized this lack of product innovation in the segment, and introduced the new Baby Genius proprietary Learn & Grow system. It was enthusiastically received in a segment that has been stagnant.

The Learn & Grow program was developed with early developmental experts from Stanford University which provided a foundation for the program, grounded in a child’s natural developmental abilities. The entire range of products, music, and video we have created correspond to the various stages of a child’s natural growth as they develop from infants to toddlers. This smart and innovative approach presents an entirely different offering at retail – guiding parents to buy the products that most closely align with their child’s natural abilities at any stage of their growth. But we didn’t stop there.

Music is intrinsic to the Baby Genius brand, so we have partnered with Grammy-award winning producer Ron Fair to produce a whole new library of music for Baby Genius, aligned with the Learn & Grow program. As an example, at the “Proud Explorer” stage, toddlers are learning words and building their vocabulary, so we have songs about colors, shapes, numbers, letters, things in the sky, people in my town, things I like to eat, etc. Songs specifically produced to help kids develop their vocabulary, produced by one of the most successful and creative music producers in the world.

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Suffice to say, the smart and innovative approach to the Learn & Grow program, and the caliber of talent who are creating our entertainment for toddlers raised a few eyebrows! And as well, for the speed at which we have put this together. Such an effort would typically take years for our competitors to conceive, develop, sell-in to retail and manufacture. We have done this in 10 months and will be introducing 48 new products at retail this September, ranging from plush, books, puzzles, musical toys, mealtime products, new original music CDs, and a new DVD to add to the growing Baby Genius entertainment catalogue. It is not an exaggeration to say we have done something the industry has never seen: create a smart line of products with a purpose, with world-class talent, brought to market in record time.

For competitive reasons I will stop there and be back to you later this Summer with the rest of the details. Rest assured, the ‘Baby Genius Normandy Invasion’ is coming in September. Here is a preview of the products, and a sneak peak to three of the songs in the new upcoming video.

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We also gave the industry a sneak peak to a brand we have been working on based on a hole we saw in the industry: tween girls. There are lots of boy properties. There are lots of little girl properties. But the industry is looking for the next big thing in the tween girls space, a result of the void left by the decline of Mattel’s Monster High. And what do girls that age want? Music. Fashion. Glam. Friendship. Adventure. We created a brand that has it all, with award-winning music producer Ron Fair leading the music, renown fashion designer and stylist Han Lee creating the fashion, and GNUS doing the animation and managing the brand and consumer products program which we expect will be robust given the commerciality of such a property. We also raised some eyebrows, and received consistent praise for our innovative entertainment strategy. Have you ever tried to capture the attention of a tween girl? It’s not easy. So we’re not developing traditional long-form animated content that was okay when they were little kids. We’re producing short, animated, serialized music videos. They’ll be short. They’ll be rocking, each with an original song, and they will be found online, through music services, and all the ways that tween girls consume media. Though we are just getting started on production of this special brand that we expect to be ready to introduce next Fall, the response at the Expo was testimony to the idea: fill a need in the marketplace, create brands that appeal to a child’s interests, and do so with the most talented people you can find. Space Chyx (working title) certainly delivers on all points and will be formally announced later in the year.

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This is certainly what the industry saw from Genius Brands at Licensing Show this week. We are not only producing a variety of high quality, smart programming, we are filling in holes in the marketplace and innovating to offer retailers a new approach, and we are doing so with world class partners, such as Ron Fair to help us win the war at retail, win brand loyalty from our customers, and earn the reputation as the industry innovator who raises the bar to give consumers good value, fantastic products, and entertaining, safe “content and products with a purpose” for their kids.

Now let's talk a little about distribution platforms:

ONE YEAR AGO

Genius sought broadcast outlets to expose its brands.

TODAY

!!!!!

Though we still license to a variety of broadcasters and content distributors, we now have our OWN channel… The KID GENIUS CARTOON CHANNEL ON COMCAST (XFinity on Demand by Comcast). We program it ourselves, we sell advertising ourselves, and we can promote our own programs which will drive awareness of consumer products. It would be impossible to overstate the value of such a platform. It's harder and harder to secure channel space today. The channel goes live on September 1st and we are very, very fortunate to have been able to do this deal with Comcast.

Let me speak for a moment about this channel. Mature and successful kids channels such as Cartoon Network and Nickelodeon are worth many billions of dollars. FOX Kids Channel sold to Disney for $5 billion dollars. Value is a function of many things, not least of which is viewership and number of homes covered. For this reason, we are excited to be partners with Comcast, the largest cable provider in the country. While we do not represent to place any value on the channel today, what it does have is huge potential, and for that reason, we have chosen to invest and populate it with what we consider the best kids product in the marketplace. Consistent with Genius Brands' mantra of 'content with a purpose,' the same is true for the content on the channel. We seek to have it be not just entertaining but also enriching to our viewers as well. This is a fundamental distinguisher of the Kid Genius Channel from others in the marketplace, and we believe a critical added-on value. The programs seen on Kid Genius will be non-violent, family-friendly, and advertiser-friendly. Parents will never have to worry about their kids seeing content which is inappropriate. To that end, we have recently done deals with not only General Mills who licenses and distributes content to place their kids cereal commercials in (through the Program Exchange; General Mills commercials will be seen on our channel). Even when we have shows with adventure, parents can rest assured they will NOT be violent.

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This means that alongside our shows Warren Buffett's Secret Millionaires Club, Baby Genius, Thomas Edison's Secret Lab, and Stan Lee's Mighty 7, we have also acquired the following great content:

Where on Earth is Carmen Sandiego?
(Emmy-winning series from General Mills)

Dennis the Menace (General Mills)

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The team we have working on this channel is superb, starting with seasoned kids program exec Andy Berman, who oversees its management. In addition, we actively draw upon the expertise of our board members. Genius board member Tony Thomopoulos ran the Family Network which sold to Rupert Murdoch for $2+ billion dollars. Genius board member Margaret Loesch launched Fox Kids Channel which ultimately sold to Disney for $5 billion dollars. We draw upon their experience constantly.

I should personally mention, if I may, that I was part of the early conception of Cartoon Network with Ted Turner. While at Disney, I was the lead program supplier to the launch of the Toon Disney Channel, and most recently a partner in launching the KIDSCO International channel with NBC.

The combination of Comcast, our in-house and acquired content, and our experienced manpower and board, gives me cause for optimism about the future value and prospects of the upcoming Kid Genius Channel.

How does it make money for our shareholders?

The channel has three powerful business aspects.
1. It promotes the Genius properties and that drives consumer products sales.
2. It is ad-supported, and as it grows, the value of the advertising we sell will grow.
3. It has its own ENTERPRISE VALUE.

Inside Genius Brands, we have high expectations for the ultimate value of the Kid Genius Channel, and its associated programming service. When I sold my last company to Cap Cities/ABC, right before it was sold to Disney, my then bosses inside Cap Cities, Jack Healy and Herb Granath, told Chairman Tom Murphy that ESPN would lose money before it got to break even, but when it did, it would be very valuable. ESPN today is worth over $40 billion dollars and the most profitable part of ABC, now Disney.

"Time is the friend of the wonderful business,
the enemy of the mediocre."

- Warren Buffett

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Here is the last piece of exciting news:

As previously disclosed, Genius Brands International is amidst its plans to up-list to NASDAQ. We are aiming to have this occur in September, concurrent with the material events happening at that time and the beginning of income flow from product sales.

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The company will celebrate this with a colorful stock recognition certificate featuring all of our animated characters. Our application is in place; our lawyers are attending to the requisite requirements.

The exciting times for investors in GBI are here today and the foreseeable future. GBI is at an inflection point where most of our properties are exiting the three-year content life cycle and positioned to generate significant revenues near-term and profitability long-term. We look forward to sharing additional milestones in the upcoming quarters and the new Genius Brands International.

Standby for great things!!!

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.